ABN AMRO Series 2002 4 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.00	0.00
A 1	2,884,398.13	2,939,405.23	74,853,147.87
A 10	0.00	1,316,475.04	29,255,000.00
A 11	0.00	16,466.64	13,000,000.00
A 12	0.00	4,500.00	100,000.00
A 2	1,648,227.49	637,530.56	42,773,226.51
A 3	0.00	1,845,445.23	42,773,226.51
A 4	44,137,752.25	1,785,458.88	5,862,247.75
A 5	25,349,010.28	1,151,105.08	4,410,989.72
A 6	7,862,000.00	192,345.59	0.00
A 7	0.00	0.00	24,023,375.62
A 8	5,052,267.05	0.00	0.00
A 9	0.00	563,333.36	13,000,000.00
A P	417,224.65	0.00	3,306,094.35
A X	0.00	186,127.48	2,761,533.13
B 1	11,497.03	79,017.50	1,749,502.97
B 2	7,671.22	52,723.19	1,167,328.78
B 3	3,832.35	26,339.16	583,167.65
B 4	3,832.35	26,339.16	583,167.65
B 5	3,834.88	26,356.66	583,555.27
GF 2	0.00	5,200.00	13,000,000.00
M	26,832.89	184,419.01	4,083,167.11
R 2	100.00	0.56	0.00